Exhibit 99.1
Tenet Calls for Full Redemption of 4.875% Senior Secured First Lien Notes due 2026
DALLAS – February 16, 2024 – Tenet Healthcare Corporation (NYSE: THC) today called for the redemption of all $2,100 million outstanding of its 4.875% Senior Secured First Lien Notes due 2026 (the “Notes”), which were issued pursuant to the Indenture, dated as of November 6, 2001 (the “Base Indenture”), by and between Tenet and The Bank of New York, as predecessor to The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by the Thirty-Second Supplemental Indenture, dated as of August 26, 2019 (the “Thirty-Second Supplemental Indenture” and, the Base Indenture, as amended and supplemented by the Thirty-Second Supplemental Indenture, the “Indenture”).
The Notes will be redeemed on March 5, 2024 (the “Redemption Date”), with cash on hand, at a redemption price equal to 100% of the principal amount of the Notes being redeemed together with accrued and unpaid interest up to, but not including, the Redemption Date. This press release shall not constitute a notice of redemption of the Notes.
Cautionary Statement
This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address Tenet’s expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause Tenet’s actual results to be materially different than those expressed in Tenet’s forward-looking statements include, but are not limited to, the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K and other filings with the Securities and Exchange Commission.
About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas. Our care delivery network includes United Surgical Partners International, the largest ambulatory platform in the country, which operates or has ownership interests in more than 480 ambulatory surgery centers and surgical hospitals. We also operate 58 acute care and specialty hospitals, approximately 160 other outpatient facilities, a network of leading employed physicians and a global business center in Manila, Philippines. Our Conifer Health Solutions subsidiary provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.
###

Investor Contact: Will McDowell 469-893-2387 william.mcdowell@tenethealth.com	Media Contact: Robert Dyer 469-893-2640 mediarelations@tenethealth.com